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                                                                     EXHIBIT 5.1


                                January 7, 2000



STM Wireless, Inc.
One Mauchly
Irvine, California  92718

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     I have examined the Registration Statement on Form S-8 of STM Wireless, Inc., a Delaware corporation (the "Company"), which will be filed with the Securities and Exchange Commission on or about January 7, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 900,000 shares of Common Stock, $0.001 par value (the "Shares") of the Company, all of which are reserved for issuance under the Company's Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan -1992 (the "Plan"). As corporate counsel to the Company, I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion.

     Based on such review, it is my opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                Very truly yours,



                                /s/ Jacques Youssefmir
                                ------------------------------------------------
                                General Counsel